Exhibit 99.1

Cost-U-Less Reports Earnings of 12 cents per share for Second Quarter.

Bellevue, WA, July 28, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the second fiscal quarter ended June 26, 2005.

Highlights for the second fiscal quarter ended June 26, 2005, were as follows:

•	EPS of $0.12 compared to EPS of $0.16 for Q2 2004.

•	Sales of $52.3M, a 2.9% increase over Q2 2004.

•	Comparable store sales (stores open a full 13 months) an increase of 4.9% over Q2 2004.

For the second fiscal quarter of 2005 the Company reported net income of $512,000, or $0.12 per fully diluted share outstanding, compared to net income of $637,000, or $0.16 per fully diluted share outstanding, for the corresponding period last year. The decrease in net income resulted primarily from the opening and closing costs associated with the relocation of the Company’s store in St. Croix.

“In the long term, we believe the relocation of our St. Croix store to be very beneficial for us,” said J. Jeffrey Meder, the Company’s President and CEO. “The new store has experienced a very promising start in its first two months of business attracting many new customers from the east end of the island.”

As previously reported, the Company relocated its St. Croix store from the west end of the island to a location close to the main trade area in the center of the island. The size of the new store is 38,000 square feet, a 45% increase in square footage over the previous store. The new store opened for business on May 26, 2005.

Also as previously reported, total sales for the fiscal quarter ended June 26, 2005, increased 2.9%, to $52.3 million, compared to $50.8 million for the same period a year ago. For the second fiscal quarter same store sales rose 4.9% compared to 15.3% for the corresponding period a year ago.

Meder added, “We believe that this quarter’s comparable sales on top of the prior year quarterly comparable sales demonstrate continued support of our model in the markets we serve. We are challenged by the increasing cost of energy, which impacts shipping and store utility expenses, while we continue to be diligent in our competitive pricing.”

Store expenses increased 8.9% for the second fiscal quarter of 2005 over the same period a year ago due to several factors, most notably higher utility expenses as a result of higher energy prices, and higher payroll expenses which remained constant as a percentage of store sales.

On July 8, 2005, the Company announced that it was granted approval from the Cayman Islands Trade and Business Licensing Board to operate a retail and wholesale business through a controlled subsidiary organized in the Cayman Islands. This is the first in a series of steps that must be taken before a store operating under the Cost-U-Less name could be opened in the Cayman Islands.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and

Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004

Net sales	$52,295	$50,813	$105,534	$100,891
Merchandise costs	42,597	41,460	86,262	82,472
Gross profit	9,698	9,353	19,272	18,419

Operating expenses:
Store	6,978	6,405	13,705	12,700
General and administrative	1,513	1,721	3,210	3,466
Store openings	233	39	264	79
Store closings	59	—	59	—
Total operating expenses	8,783	8,165	17,238	16,245

Operating income	915	1,188	2,034	2,174

Other income (expense):
Interest expense, net	(59)	(98)	(110)	(224)
Other	(34)	(28)	82	(1)
Income before income taxes	822	1,062	2,006	1,949

Income tax provision	310	425	760	775
Net income	$ 512	$ 637	$ 1,246	$ 1,174

Earnings per common share:
Basic	$ 0.13	$ 0.17	$ 0.32	$ 0.32
Diluted	$ 0.12	$ 0.16	$ 0.30	$ 0.30

Weighted average common shares outstanding, basic	3,981,856	3,737,737	3,886,453	3,719,730
Weighted average common shares outstanding, diluted	4,228,017	3,984,114	4,134,133	3,893,366

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 26, 2005	December 26, 2004
ASSETS

Current assets:
Cash and cash equivalents	$ 4,144	$ 6,081
Accounts receivable, net	1,665	805
Inventories, net	23,745	23,140
Other current assets	1,515	1,053
Total current assets	31,069	31,079

Buildings and equipment, net	18,163	14,345
Deposits and other assets	772	778

Total assets	$50,004	$ 46,202

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 15,578	$ 16,132
Accrued expenses and other liabilities	4,717	5,964
Line of Credit	2,873	—
Current portion of long-term debt	267	267
Current portion of capital lease	163	102
Total current liabilities	23,598	22,465

Other long-term liabilities	994	920
Long-term debt, less current portion	2,144	2,277
Capital lease, less current portion	996	607
Total liabilities	27,732	26,269

Commitments and contingencies	—	—

Shareholders’ equity	22,272	19,933

Total liabilities and shareholders’ equity	$50,004	$ 46,202